Genesee & Wyoming Reports Results for the Third Quarter of 2007

GREENWICH, Conn., November 1, 2007/PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the third quarter of 2007 of $16.2 million, compared with a net loss of $12.1 million in the third quarter of 2006. GWI's diluted earnings per share (EPS) in the third quarter of 2007 were $0.42 with 38.5 million shares outstanding, compared with a diluted loss per share of $0.29 with 42.4 million shares outstanding in the third quarter of 2006.

As previously reported, GWI initiated the liquidation of its hurricane-damaged operations in Mexico on June 25, 2007, and had no remaining employees in Mexico as of September 30, 2007. Results from GWI’s Mexican operations for the three and nine months ended September 30, 2007 and 2006, are now included in results from discontinued operations.

GWI’s income from continuing operations in the third quarter of 2007 was $23.0 million, or $0.60 per diluted share, compared with income from continuing operations of $24.0 million, or $0.56 per diluted share in the third quarter of 2006.

Results from continuing operations in the third quarter of 2007 included gains from the sale of assets of $5.5 million ($3.3 million after-tax, or $0.09 per diluted share) and a net tax benefit of $3.2 million ($0.08 per diluted share) associated with the sale of the Western Australia operations and certain other assets of the Australian Railroad Group (ARG) previously owned by GWI and its joint venture partner, Wesfarmers Limited (ARG Sale). Results from continuing operations in the third quarter of 2006 included a post closing adjustment from the ARG Sale of $10.4 million ($6.8 million after-tax, or $0.16 per diluted share).

GWI reported a loss from its discontinued operations in Mexico of $6.9 million after-tax, or $0.18 per diluted share, in the third quarter of 2007, compared with a loss of $36.1 million, or $0.85 per diluted share in the third quarter of 2006.

GWI also announced today that it repurchased 4.1 million shares in the third and fourth quarters of 2007 at an average price of $27.02 per share under previously authorized programs. In so doing, GWI has fully exhausted its existing authorizations to repurchase shares and currently has 36 million shares outstanding.

Continuing Operations

In the third quarter of 2007, GWI's revenues increased $10.2 million, or 8.4%, to $131.2 million, compared with $121.0 million in the third quarter of 2006. Freight revenues increased $2.5 million, or 3.1%, primarily due to an increase in average revenues per carload of 9.8%, partially offset by a 6.1% decrease in carloads. Average revenues per carload in the third quarter of 2007 benefited 2.0% from the appreciation of the Australian dollar and Canadian dollar relative to the U.S. dollar. Non-freight revenues increased $7.7 million, or 19.0%, in the third quarter of 2007, primarily due to higher revenues from iron ore services and crewing in South Australia.

GWI's operating income in the third quarter of 2007 was $29.7 million, compared with $23.1 million in the third quarter of 2006. The operating ratio was 77.4% in the third quarter of 2007, compared with an operating ratio of 80.9% in the third quarter of 2006. Operating income for the third quarter of 2007 included a pre-tax gain of $5.5 million on the disposition of assets. Operating income for the third quarter of 2006 included $1.1 million of pre-tax expense associated with a legal settlement. Excluding these items, the operating ratio would have been 81.6% and 80.0%, for the three months ended September 30, 2007 and 2006, respectively (1).

Free Cash Flow (2)

On June 1, 2006, GWI completed the ARG Sale and the acquisition of certain South Australian operations of ARG (GWA Purchase). The net proceeds from these transactions totaled $285.6 million in the nine months ended September 30, 2006. Although the ARG Sale occurred in 2006, the taxes to the Australian government related to the transaction of $95.6 million were paid in June 2007.

($ in millions)	Nine Months Ended
	September 30,
	2007		2006

Net cash provided by operating activities	$5.6	(a)	$64.0
Net cash (used in) provided by investing activities	(31.6)		255.8	(b)
Proceeds from divestitures/cash used for acquisitions	-		(285.6)
Australian taxes on ARG Sale	95.6	(c)	-
Free cash flow	$69.6		$34.2

(a)	Includes Australian taxes on the ARG Sale totaling $95.6 million paid in 2007, as calculated using the U.S. Dollar/Australian Dollar exchange rate on the date of payment.
(b)	Includes net proceeds of $285.6 million from the ARG Sale and GWA Purchase in 2006.
(c)
The difference between the $95.6 million tax payment on the ARG Sale and the $92.7 million decrease in “Income taxes payable-Australia” in our cash flow statement for the nine months ended September 30, 2007, reflects primarily the effects of our ongoing operations in Australia.

GWI’s continuing operations generated free cash flow of $69.6 million in the nine months ended September 30, 2007. For the nine months ended September 30, 2006, GWI’s continuing operations generated $34.2 million in free cash flow.

Including the Australian tax payment, for the nine months ended September 30, 2007, GWI generated net cash from operating activities of $5.6 million. For the nine months ended September 30, 2006, GWI generated net cash from operating activities of $64.0 million. Net cash used in investing activities in the first nine months of 2007 included $41.4 million in purchases of property and equipment, net of $15.6 million received in current year government grants and $4.3 million in cash received from government grants for capital projects completed in 2006, partially offset by $1.7 million in insurance proceeds for capital projects completed in 2006 and $8.1 million in cash from asset dispositions in 2007. Net cash provided by investing activities in the first nine months of 2006 included $30.3 million in purchases of property and equipment, net of $0.7 million received in government grants.

Discontinued Operations in Mexico

During the second quarter of 2007, Ferrocarriles Chiapas-Mayab, S.A. de C.V. (FCCM) resigned its operating concession.  FCCM ceased operations and initiated formal liquidation proceedings in the third quarter 2007. The Ministry of Communications and Transportation (SCT) in Mexico has contested the resignation of the concession and has commenced an official action to seize substantially all of FCCM’s operating assets in response to the liquidation. As a result of these actions, GWI recorded a pre-tax loss in the third quarter of $18.5 million, including non-cash impairment and related effects of $14.4 million. This pre-tax loss was offset by a tax benefit of $11.6 million. GWI believes the SCT’s actions were unlawful and is pursuing all legal remedies to recover its operating assets. As of September 30, 2007, there is a net liability of $3.5 million remaining on GWI’s balance sheet associated with its Mexican operations.

In the third quarter of 2006, GWI recorded a pre-tax loss from its discontinued operations in Mexico of $36.0 million ($36.1 million after-tax, or $0.85 per diluted share). This net loss included a pre-tax charge of approximately $33.1 million ($34.1 million after-tax, or $0.80 per share) reflecting a non-cash write-down of its Mexican non-current assets and related effects.

Comments from the Chief Executive Officer

“In light of the difficult freight environment, we are generally pleased with our third quarter financial results,” said GWI Chief Executive Officer John C. Hellmann. “Shipments of lumber and paper products in North America and grain in Australia remain weak; however, the rest of our business is solid and we have been making necessary cost reductions. Meanwhile, the acquisition market remains active as illustrated by our recently announced agreement to acquire 87% of the Maryland Midland Railway. We continue to evaluate acquisition targets in both the United States and abroad.”

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the third quarter will be held Thursday, November 1, 2007 at 11:00 a.m. (Eastern Time). The dial-in number for the teleconference is (888) 428-4479; outside U.S., call (612) 332-0923, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "Third Quarter Earnings Audio Webcast." An audio replay of the conference call will be accessible via the Investors tab of GWI's website starting at 2:30 p.m. Thursday, November 1, 2007.

About Genesee & Wyoming Inc.

GWI is a leading owner and operator of short line and regional freight railroads in the United States, Canada and Australia and owns a minority interest in a railroad in Bolivia. Operations currently include 47 railroads organized in nine regions, with more than 5,700 miles of owned and leased track and approximately 3,500 additional miles under track access arrangements. GWI provides rail service at 12 U.S. ports and also performs contract coal loading and railcar switching for industrial customers. Corporate headquarters is in Greenwich, Conn.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financial sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurances; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

(1) The operating ratios that exclude the items described above are non-GAAP financial measures and are not intended to replace the operating ratios calculated using total operating expenses and total revenues, calculated on a basis consistent with GAAP. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to the operating ratios calculated using amounts determined in accordance with GAAP, is included in the tables attached to this press release.

(2) Free Cash Flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to net cash provided by operating activities is included in the tables attached to this press release.

SOURCE Genesee & Wyoming Inc.
Michael Williams of GWI Corporate Communications
1-203-629-3722
mwilliams@gwrr.com

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

OPERATING REVENUES	$131,224	$121,019	$381,625	$332,981

OPERATING EXPENSES	101,563	97,915	307,264	270,178
INCOME FROM OPERATIONS	29,661	23,104	74,361	62,803

GAIN ON SALE OF EQUITY INVESTMENT IN ARG	-	10,421	-	218,845
INVESTMENT LOSS - BOLIVIA	-	-	-	(5,878)
EQUITY LOSS OF UNCONSOLIDATED
INTERNATIONAL AFFILIATES	-	-	-	(10,752)
INTEREST INCOME	1,107	3,300	7,069	4,467
INTEREST EXPENSE	(3,613)	(3,532)	(10,626)	(12,507)
OTHER (EXPENSE) INCOME, NET	(47)	28	846	111

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	27,108	33,321	71,650	257,089

PROVISION FOR INCOME TAXES	4,069	9,337	16,927	100,250

INCOME FROM CONTINUING OPERATIONS	23,038	23,984	54,723	156,839

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(6,873)	(36,090)	(13,494)	(37,182)

NET INCOME (LOSS)	$16,166	$(12,106)	$41,229	$119,657

BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.68	$0.64	$1.53	$4.17
BASIC LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	(0.20)	(0.96)	(0.38)	(0.99)
BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.48	$(0.32)	$1.15	$3.18

WEIGHTED AVERAGE SHARES - BASIC	34,026	37,739	35,702	37,600

DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.60	$0.56	$1.36	$3.69
DILUTED LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	(0.18)	(0.85)	(0.34)	(0.87)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.42	$(0.29)	$1.02	$2.82

WEIGHTED AVERAGE SHARES - DILUTED	38,515	42,366	40,233	42,488

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(In thousands)
(unaudited)

	September 30,	December 31,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$52,662	$240,206
Accounts receivable, net	122,977	117,099
Materials and supplies	7,732	11,302
Prepaid expenses and other	11,973	14,695
Current assets of discontinued operations	4,992	-
Deferred income tax assets, net	7,802	7,617
Total current assets	208,138	390,919

PROPERTY AND EQUIPMENT, net	622,493	573,292
INVESTMENT IN UNCONSOLIDATED AFFILIATES	4,653	4,644
GOODWILL	39,272	37,788
INTANGIBLE ASSETS, net	117,996	120,669
OTHER ASSETS, net	9,446	11,055
DEFERRED INCOME TAX ASSETS, net	2,777	2,697
Total assets	$1,004,775	$1,141,064

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$2,607	$4,372
Accounts payable	111,061	98,186
Accrued expenses	27,091	38,364
Income tax payable - Australia	4,233	91,925
Current liabilities of discontinued operations	8,464	-
Deferred income tax liabilities, net	516	291
Total current liabilities	153,972	233,138

LONG-TERM DEBT, less current portion	258,352	241,313
DEFERRED INCOME TAX LIABILITIES, net	72,960	72,876
DEFERRED ITEMS - grants from external parties	82,647	56,588
OTHER LONG-TERM LIABILITIES	17,535	16,962

TOTAL STOCKHOLDERS' EQUITY	419,309	520,187
Total liabilities and stockholders' equity	$1,004,775	$1,141,064

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,229	$119,657
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss from discontinued operations, net of tax	13,494	37,182
Depreciation and amortization	23,515	20,405
Compensation cost related to equity awards	4,068	6,172
Excess tax benefits from share-based compensation	(847)	(4,368)
Deferred income taxes	9,271	15,337
Gain on insurance recovery	-	(1,937)
Gain on sale of equity investment in ARG	-	(218,845)
Net gain on sale of assets	(5,914)	(243)
Decrease/(increase) in cash surrender value of split dollar life insurance	39	(337)
Investment loss - Bolivia	-	5,878
Equity loss of unconsolidated international affiliates, net of tax	-	7,500
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	(4,514)	(12,538)
Materials and supplies	2,197	(2,255)
Prepaid expenses and other	(144)	(1,622)
Accounts payable and accrued expenses	15,844	9,103
Income tax payable - Australia	(92,737)	86,216
Other assets and liabilities, net	118	(1,348)
Net cash provided by operating activities from continuing operations	5,619	63,957
Net cash used in operating activities from discontinued operations	(10,677)	(314)
Net cash (used in) provided by operating activities	(5,058)	63,643

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of grants from external parties	(41,358)	(30,306)
Proceeds from ARG Sale	-	306,746
Cash paid for acquisitions, net	-	(21,189)
Insurance proceeds for the replacement of assets	1,747	-
Premiums paid on split dollar life insurance	(99)	(130)
Cash received from cash surrender of split dollar life insurance	-	366
Proceeds from disposition of property and equipment	8,106	278
Net cash (used in) provided by investing activities from continuing operations	(31,604)	255,765
Net cash used in investing activities from discontinued operations	(517)	(3,036)
Net cash (used in) provided by investing activities	(32,121)	252,729

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(1,451)	(182,207)
Proceeds from issuance of long-term debt	25,000	92,500
Net proceeds from employee stock purchases	2,978	6,345
Treasury stock purchases	(171,018)	(11,188)
Excess tax benefits from share-based compensation	847	4,368
Net cash used in financing activities from continuing operations	(143,644)	(90,182)
Net cash used in financing activities from discontinued operations	(13,301)	(1,239)
Net cash used in financing activities	(156,945)	(91,421)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7,838	(1,254)

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(1,258)	-

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(187,544)	223,697
CASH AND CASH EQUIVALENTS, beginning of period	240,206	18,669
CASH AND CASH EQUIVALENTS, end of period	$52,662	$242,366

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2007		2006
	Amount	% of Revenue	Amount	% of Revenue
Revenues:
Freight	$83,173	63.4%	$80,643	66.6%
Non-freight	48,051	36.6%	40,376	33.4%

Total revenues	$131,224	100.0%	$121,019	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$41,318	31.5%	$37,227	30.8%
Equipment rents	8,652	6.6%	9,029	7.5%
Purchased services	11,057	8.4%	10,076	8.3%
Depreciation and amortization	7,969	6.1%	7,307	6.0%
Diesel fuel used in operations	10,815	8.2%	10,239	8.5%
Diesel fuel sold to third parties	6,482	4.9%	5,458	4.5%
Casualties and insurance	4,589	3.5%	3,750	3.1%
Materials	6,445	4.9%	5,720	4.7%
Net gain on sale of assets	(5,450)	-4.1%	(197)	-0.2%
Other expenses	9,686	7.4%	9,306	7.7%

Total operating expenses	$101,563	77.4%	$97,915	80.9%

Functional Classification
Transportation	$42,164	32.1%	$38,916	32.2%
Maintenance of ways and structures	11,783	9.0%	10,930	9.1%
Maintenance of equipment	17,426	13.3%	16,357	13.5%
Diesel fuel sold to third parties	6,482	4.9%	5,458	4.5%
General and administrative	21,189	16.1%	19,144	15.8%
Net gain on sale of assets	(5,450)	-4.1%	(197)	-0.2%
Depreciation and amortization	7,969	6.1%	7,307	6.0%

Total operating expenses	$101,563	77.4%	$97,915	80.9%

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007		2006
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$247,047	64.7%	$236,162	70.9%
Non-freight	134,578	35.3%	96,819	29.1%

Total revenues	$381,625	100.0%	$332,981	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$122,978	32.2%	$112,682	33.8%
Equipment rents	27,122	7.1%	26,478	8.0%
Purchased services	31,702	8.3%	23,691	7.1%
Depreciation and amortization	23,515	6.2%	20,405	6.1%
Diesel fuel used in operations	31,917	8.4%	30,267	9.1%
Diesel fuel sold to third parties	16,680	4.4%	7,089	2.1%
Casualties and insurance	12,485	3.3%	9,406	2.8%
Materials	18,283	4.8%	15,775	4.7%
Net gain on sale of assets	(5,914)	-1.6%	(243)	-0.1%
Gain on insurance recovery	-	0.0%	(1,937)	-0.6%
Other expenses	28,496	7.4%	26,565	8.0%

Total operating expenses	$307,264	80.5%	$270,178	81.0%

Functional Classification
Transportation	$121,732	31.9%	$108,336	32.5%
Maintenance of ways and structures	34,830	9.1%	30,088	9.0%
Maintenance of equipment	52,622	13.8%	45,724	13.7%
Diesel fuel sold to third parties	16,680	4.4%	7,089	2.1%
General and administrative	63,799	16.7%	60,716	18.3%
Net gain on sale of assets	(5,914)	-1.6%	(243)	-0.1%
Gain on insurance recovery	-	0.0%	(1,937)	-0.6%
Depreciation and amortization	23,515	6.2%	20,405	6.1%

Total operating expenses	$307,264	80.5%	$270,178	81.0%

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2007			September 30, 2006
Commodity Group	Freight Revenues	Carloads	Average Revenue Per Carload	Freight Revenues	Carloads	Average Revenue Per Carload

Pulp & Paper	$17,244	29,712	$580	$17,524	34,421	$509
Coal, Coke & Ores	15,551	52,307	297	15,053	51,796	291
Farm & Food Products	9,239	18,793	492	8,555	23,832	359
Lumber & Forest Products	9,151	21,519	425	8,485	21,328	398
Metals	8,721	18,796	464	9,142	21,355	428
Minerals & Stone	8,426	32,494	259	7,392	30,473	243
Chemicals-Plastics	6,675	10,320	647	6,400	10,848	590
Petroleum Products	3,755	5,982	628	3,138	5,697	551
Autos & Auto Parts	1,553	2,990	519	1,526	2,954	517
Intermodal	295	580	509	455	1,103	413
Other	2,563	11,367	225	2,973	14,354	207

Totals	$83,173	204,860	406	$80,643	218,161	370

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2006
Commodity Group	Freight Revenues	Carloads	Average Revenue Per Carload	Revenues	Carloads	Average Revenue Per Carload

Pulp & Paper	$51,749	92,604	$559	$51,976	104,267	$498
Coal, Coke & Ores	44,303	143,850	308	47,075	150,826	312
Lumber & Forest Products	27,704	65,354	424	27,288	70,574	387
Farm & Food Products	27,561	57,424	480	19,206	54,236	354
Metals	27,456	59,857	459	27,340	64,328	425
Minerals & Stone	23,269	92,173	252	19,196	67,993	282
Chemicals-Plastics	19,297	31,037	622	18,825	32,310	583
Petroleum Products	11,751	18,715	628	10,426	18,150	574
Autos & Auto Parts	5,317	10,552	504	4,935	10,120	488
Intermodal	856	1,680	510	1,310	3,058	428
Other	7,784	36,164	215	8,585	41,929	205

Totals	$247,047	609,410	405	$236,162	617,791	382

Reconciliation of non-GAAP Financial Measures

This earnings release contains free cash flow and adjusted operating ratios, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Operating Ratio Description and Discussion

Management views the Operating Ratio, calculated as total Operating Expenses divided by total Revenues, as an important measure of GWI’s operating performance. Because management believes it is useful for investors in assessing GWI's financial results compared to the same period in the prior year, Adjusted Operating Ratios for the three months ended September 30, 2007, are presented excluding the impact of gains from the disposition of assets. The Adjusted Operating Ratios for the three months ended September 30, 2006, are presented excluding the effects of an expense associated with a legal settlement. The Adjusted Operating Ratios presented excluding these effects are not intended to represent, and should not be considered more meaningful than, or as an alternative to, the Operating Ratios calculated using amounts determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Operating Ratio calculated using amounts determined in accordance with GAAP to the Adjusted Operating Ratios described above for the three months ended September 30, 2007 and 2006 ($ in millions):

	For the Three Months Ended September 30, 2007
	Total Revenues	Total Operating Expenses	Operating Ratio

As Reported	$131.2	$101.6	77.4%
Gain on Disposition of Assets	-	5.5

Excluding Above Items	$131.2	$107.1	81.6%

	For the Three Months Ended September 30, 2006
	Total Revenues	Total Operating Expenses	Operating Ratio

As Reported	$121.0	$97.9	80.9%
Legal Settlement Expense	-	(1.1)

Excluding Above Items	$121.0	$96.8	80.0%

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities from Continuing Operations less Net Cash Used in/Provided by Investing Activities from Continuing Operations, excluding the Cost of Acquisitions/Proceeds from Divestitures and directly related tax effects. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities from Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Nine Months Ended
	September 30,
	2007	2006
Net cash provided by operating activities from continuing operations	$5.6	$64.0
Net cash (used in) provided by investing activities from continuing operations	(31.6)	255.8
Proceeds from divestitures/cash used for acquisitions	-	(285.6)
Australian taxes on ARG Sale	95.6	-
Free cash flow	$69.6	$34.2